Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road · Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
www.creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Date:	October 3, 2003

	Contacts:	Douglas W. Busk Chief Financial Officer (248) 353-2700 Ext. 432 IR@creditacceptance.com

	NASDAQ Symbol:	CACC

CREDIT ACCEPTANCE CORPORATION ANNOUNCES COMPLETION OF
$100 MILLION WAREHOUSE FACILITY

Southfield, Michigan — October 3, 2003 — Credit Acceptance Corporation (Nasdaq: CACC) Credit Acceptance announced today the completion of a $100 million revolving warehouse facility with Variable Funding Capital Corporation, a multi-seller commercial paper conduit administered by Wachovia Securities. Under this facility the Company may contribute dealer advances to a wholly owned special purpose entity (the “SPE”) and receive 70% of the net book value of the dealer advances in non-recourse financing.

The Company did not make a draw on the facility at closing. The facility matures September 28, 2004 with draws under the facility bearing interest at a floating rate equal to the commercial paper rate plus 65 basis points with the maximum rate limited by an interest rate cap agreement, which will be executed at the time the Company draws on the facility. Based upon current rates, the expected annualized cost of the financing, including placement fees, interest and other costs, is approximately 5.3%. The financing is secured by the dealer advances and the rights to collections on the related automobile loans receivable contributed to the SPE up to the sum of the related dealer advance and the Company’s servicing fee.

The Company will retain 6% of the cash flows related to the underlying automobile loans to cover servicing expenses. The remaining 94%, less amounts due to dealer-partners for payments of dealer-partner holdback, will be used to service the indebtedness.

Using a unique financing structure, the Company’s contracted relationship with its dealer-partners remains unaffected. The dealer-partners’ rights to future payments of dealer holdback are preserved and the Company will continue to recognize its servicing fee on amounts collected.

Credit Acceptance is a financial services company specializing in products and services for a network of automobile dealer-partners. Credit Acceptance provides its dealer-partners with financing sources for consumers with limited access to credit and delivers credit approvals instantly through the internet. Other dealer-partner services include marketing, sales training and a wholesale purchasing cooperative. Through its financing program, Credit Acceptance helps consumers change their lives by providing them an opportunity to strengthen and reestablish their credit standing by making timely monthly payments. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC.